Exhibit 99.1

True Religion Apparel Announces Financial Results

For First Quarter 2010

•                  Q1 ‘10 net sales increased 22.4% year-over-year to $77.9 million

•                  In its largest segment, Consumer Direct, sales increased 68.1% versus Q1 ‘09

•                  Q1 ‘10 earnings per diluted share reached $0.34, up $0.02 from Q1 ‘09

VERNON, California — May 4, 2010— True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Financial Results

•                  Total net sales were $77.9 million, an increase of 22.4% as compared to $63.6 million in the first quarter of 2009.

•                  Net sales for the Company’s Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased to $38.8 million as compared to $23.1 million in the prior year period. First quarter same-store sales for 46 stores open at least 12 months increased 18.7%.  The Company operated 76 branded stores as of March 31, 2010, compared to 49 as of March 31, 2009.  The Consumer Direct segment’s net sales equaled 50% of the Company’s total net sales.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $24.2 million, a 16.5% decrease as compared to $28.9 million in the prior year period.  The Company’s sales to the off-price channel decreased 26.0%, or $2.3 million, which is consistent with its 2010 business plan.  Also, sales to Majors and boutiques decreased 12.4% or $2.5 million, which is slightly better than the Company’s expectations.

•                  Net sales for the Company’s International segment increased 22.8% to $13.8 million as compared to $11.2 million in the prior year period.

•                  Net sales included $1.2 million of licensing revenue as compared to $0.4 million in the same period last year.

•                  Gross profit was $50.0 million, or 64.2% of net sales, compared to $38.7 million, or 60.9% of net sales, in the first quarter of 2009.  The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin Consumer Direct segment.

•                  Selling, general and administrative (“SG&A”) expense increased 42.7% to $36.6 million as compared to $25.7 million in the prior year period. As a percentage of net sales, SG&A increased 670 basis points to 47.0% from 40.3% in the same period a year ago. The majority of the year-over-year growth in SG&A expenses was driven by the costs associated with operating 27 additional stores since March 31, 2009.  In addition, SG&A expenses for the Company’s US Wholesale and International segments increased primarily due to additional spending to support company-wide growth plans, including the transition from a sales agent to a direct sales team for the U.S. Wholesale segment, additional advertising, and establishing international subsidiaries and sales teams.

•                  Operating income increased 2.3% to $13.3 million as compared to $13.1 million in the prior year period. Operating income was 17.1% of sales in Q1 2010 versus 20.5% in Q1 2009.  The Consumer Direct segment’s operating margin increased by 190 basis points.  However, the impact of the U. S. Wholesale sales decrease and other spending to support company-wide growth plans reduced the overall operating margin.

•                  The effective tax rate for the quarter was 37.2% as compared to 41.7% in the first quarter of 2009.

•                  Net income increased 10.1% to $8.4 million, or $0.34 per diluted share based on weighted average shares outstanding of 24.9 million, as compared to $7.6 million, or $0.32 per diluted share based on weighted average shares outstanding of 24.0 million in the 2009 first quarter.

Management Comments

“We are pleased with our start to 2010.  As our largest segment, consumer direct, increased its sales 68.1% through opening stores and same-store sales growth.  Our solid top line domestic and international growth underscores the strength of our brand and the continued success of our strategy,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “We are continuing to gain greater control over our destiny and evolve into a global lifestyle brand.  Also, we are encouraged by recent trends in our US Wholesale business as we transition to our direct sales team.  With the continued execution on our key initiatives, we are on track to deliver another year of strong results in 2010.”

Balance Sheet and Liquidity

As of March 31, 2010, the Company had $108.8 million of cash and cash equivalents as compared to $105.5 million as of December 31, 2009. The Company also ended the quarter with no long-term borrowings.  As compared to March 31, 2009, inventory increased by $5.6 million to $33.7 million, a 19.9% increase; the additional inventory supports the Company’s 27 branded retail stores opened since March 31, 2009.  Net cash provided by operating activities during Q1 2010 was $12.5 million compared to $23.0 million in the prior year.  In the first quarter of 2010, the Company paid more income tax than the first quarter of 2009, which caused this reduction in operating cash flows.

Store Openings

During the 2010 first quarter, True Religion opened six new stores, bringing its total store count at March 31, 2010, to 76 stores, compared to 70 stores at December 31, 2009.  The Company anticipates opening 24 additional new retail stores in 2010, including 21 stores in the U.S. and its first three international full-price stores: Tokyo, London, and Toronto.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering account: 3055 and conference identification: 349331.  Please note participants must enter both the account and Conference identification numbers in order to access the replay.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

Q1 2010 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Quarters Ended March 31,
			% Increase/
	2010	2009	Decrease
Net Sales:
Consumer Direct	$38,774	$23,061	68.1%
U.S. Wholesale	24,152	28,925	(16.5)%
International	13,782	11,219	22.8%
Other	1,164	419	177.8%
Total Net Sales	$77,872	$63,624	22.4%

	Quarters Ended March 31,
	2010		2009
		Gross		Gross
		Margin		Margin
	Amount	%	Amount	%
Gross Profit:
Consumer Direct	$28,481	73.5%	$17,090	74.1%
U.S. Wholesale	12,830	53.1%	15,135	52.3%
International	7,500	54.4%	6,075	54.1%
Other	1,164	100.0%	419	100.0%
Total Gross Profit	$49,975	64.2%	$38,719	60.9%

	Quarters Ended March 31,
	2010		2009
		Operating		Operating
		Margin		Margin
	Amount	%	Amount	%
Operating Income:
Consumer Direct	$12,528	32.3%	$7,013	30.4%
U.S. Wholesale	2,480	10.3%	6,868	23.7%
International	4,721	34.3%	5,153	45.9%
Other	(6,382)	NM	(5,981)	NM
Total Operating Income	$13,347	17.1%	$13,053	20.5%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Among these forward looking statements are our forecasted store openings for 2010 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$77,872	$63,624
Cost of sales	27,897	24,905
Gross profit	49,975	38,719
Selling, general and administrative expenses	36,628	25,666
Operating income	13,347	13,053
Interest income, net	(23)	(18)
Income before provision for income taxes	13,370	13,071
Provision for income taxes	4,974	5,446
Net income	$8,396	$7,625

Earnings per share:
Basic	$0.35	$0.32
Diluted	$0.34	$0.32

Weighted average shares outstanding:
Basic	24,252	23,851
Diluted	24,884	23,953

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$108,810	$105,531
Short-term investments	4,898	4,948
Accounts receivable, net of allowances	19,778	27,217
Inventory	33,698	34,502
Deferred income tax assets	4,325	8,753
Prepaid income taxes	13,033	—
Prepaid expenses and other current assets	6,310	7,000
Total current assets	190,852	187,951
Property and equipment, net	42,341	39,693
Other assets	2,205	2,162
TOTAL ASSETS	$235,398	$229,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$13,228	$11,717
Accrued salaries, wages and benefits	5,974	8,843
Income taxes payable	—	826
Total current liabilities	19,202	21,386
Long-Term Liabilities:
Long-term deferred rent	8,970	7,851
Long-term deferred income tax liabilities	2,324	2,715
Total long-term liabilities	11,294	10,566
Total liabilities	30,496	31,952

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,419 and 25,250 issued and outstanding, respectively	3	3
Additional paid-in capital	56,710	49,840
Retained earnings	148,000	147,809
Accumulated other comprehensive income, net	189	202
Total stockholders’ equity	204,902	197,854

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$235,398	$229,806

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,396	$7,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,142	1,267
Provision for bad debts	105	39
Stock-based compensation	3,363	2,783
Tax benefit (deficiency) from stock-based compensation	3,506	(653)
Excess tax (benefit) deficiency from stock-based compensation	(3,506)	653
Deferred income taxes	4,037	3,408
Other	6	41
Changes in operating assets and liabilities:
Accounts receivable	7,334	10,647
Inventory	804	(2,356)
Prepaid expenses and other current assets	692	(512)
Accounts payable and accrued expenses	1,279	1,826
Accrued salaries, wages and benefits	(2,881)	(2,825)
Prepaid income taxes and income taxes payable	(13,858)	(31)
Long-term deferred rent	1,119	1,121
Net cash provided by operating activities	12,538	23,033

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,628)	(5,591)
Sales of investments	50	4,850
Expenditures to establish trademarks	(25)	(20)
Net cash used in investing activities	(4,603)	(761)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(8,204)	(2,381)
Excess tax benefit (deficiency) from stock-based compensation	3,506	(653)
Net cash used in financing activities	(4,698)	(3,034)

Effect of exchange rate changes in cash	42	17

Net increase in cash and cash equivalents	3,279	19,255
Cash and cash equivalents, beginning of period	105,531	57,245
Cash and cash equivalents, end of period	$108,810	$76,500